EXHIBIT 10.31

                                                            February 14, 1995



Eugene R. Croisant
475 Poplar Street
Winnetka, IL  60093


Dear Gene:

       This letter constitutes the entire agreement among RJR Nabisco Holdings Corp., RJR NABISCO, INC., (collectively, the "Company"), its successors, affiliates and/or assigns, and you regarding the termination of your employment relationship with the Company, and implements the termination provisions of your Employment Agreement dated June 10, 1994 with the Company (the "Employment Agreement") together with additional provisions under the 1995 Headquarters Continuing Excellence Recognition Program (the "Protection Program").

1.     a) The date of your termination is March 3, 1995 (your "SBC Date").
       Your Compensation Continuance commences March 4, 1995 and continues through March 3, 1998, which will be your official "Separation Date" for Company records.

       Your Compensation Continuance determined under your Employment Agreement is as follows:

                           Annual rate of base salary             $    475,000

                           Target Annual Bonus                    $    333,000
                                                                  ------------

                           Total payable each 12 month period,
                           beginning March 4, 1995, during
                           Compensation Continuance total
                           period of 36 months                    $    808,000

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       Based on the foregoing, Compensation Continuance will be paid semi-
       monthly at the rate of $33,666.67 for the period March 4, 1995 to March 3, 1998 and will be subject to deductions for income tax withholding, FICA, employee benefit plan contributions and other authorized deductions.

       b) Additionally, if you remain employed through March 3, 1995 (your "Job Completion Date" under the Protection Program), you shall be paid in a lump sum an amount equal to 6 months base salary ($237,500) on or about July 1, 1995. This amount is subject to deductions for income tax withholding and FICA, but shall not be includable for any benefit plan or SERP calculations.

2. Compensation Continuance is provided in order to preserve the Company's access to you although you will be relieved of all your normal duties and responsibilities. You agree that you will personally provide reasonable assistance and cooperation in locating or obtaining information concerning the Company (past or present) about which you are knowledgeable.

       You acknowledge that as of March 3, 1995, your active employment with the Company will end irrevocably and will not be resumed again at any time in the future, except upon mutual agreement of the parties hereto.


       Except as otherwise noted, Compensation Continuance and the other benefits described herein continue through your Separation Date without regard to whether or not you become employed by an employer not affiliated with the Company.

3. If you become disabled for more than ten consecutive business days after Compensation Continuance begins, and provide acceptable medical documentation of a bonafide disability, your Compensation Continuance will be suspended until you recover or could return to work if you were an active employee, or until Long Term Disability benefits are denied or cease. During the period of disability, you will receive the Short Term and/or Long Term Disability benefits for which you otherwise qualify. Compensation Continuance resumes for the balance of the period of Compensation Continuance when the period of disability ends.


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



       If you die during Compensation Continuance, Compensation Continuance payments will cease, but any amounts that would have been paid to you had you lived until your Separation Date will be paid in a lump sum to your spouse, or if you do not have a spouse at the time of death, to your designated beneficiary under the Company's SELECT Core Life Insurance plan.

4. As of your SBC Date, no further vacation will accrue. Unused vacation plus vacation accrued during the calendar year in which your SBC Date occurs will be paid in a lump sum at the beginning of Compensation Continuance. Vacation accrues up to your SBC Date at 1/12 of your vacation entitlement for each full or partial month of active employment. Your vacation entitlement is determined as of the beginning of the calendar year. Based on 28 days of such unused and accrued vacation, you will be paid $51,153.84. Vacation taken prior to your SBC Date will reduce this amount.

5. a) During Compensation Continuance, you may continue to participate in the employee benefit programs in which you participated as of your SBC Date except as otherwise provided in this letter agreement or by the terms of the individual program. You may participate as though you were an active employee, subject to the continuation of applicable payroll deductions. "Employee benefit programs" do not include the Annual Incentive Award Plan ("AIAP") or the Long Term Incentive Plan ("LTIP"), the disposition of which are detailed by other provisions of this Agreement.

       Unless otherwise specified by the Company, changes in the employee benefit programs after the date of this letter will not apply to you, except as required by law. New benefit programs which replace or supersede current programs will apply to you if the Company chooses not to continue to make the current programs available to employees on Compensation Continuance.

       b) The following is a summary of benefit continuation:

       Your participation in SELECT Flexible Benefits Program will continue during Compensation Continuance until the end of the month in which your Separation Date occurs. Since the Compensation Continuance period extends into several new SELECT Plan Years, you will be required to re-enroll each year in the same manner as active employees. Should you become employed by an employer not affiliated with the Company, health care coverage provided by your new employer will be coordinated with health care benefits under SELECT. If you elect COBRA (Consolidated

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
       Omnibus Budget Reconciliation Act of 1985) continuation coverage under SELECT after your Separation Date, the premium for the initial six months will be the monthly equivalent of the active employee cost. Thereafter, coverage may continue for up to an additional 12 months at a monthly premium equal to the full 102% of actual plan cost. Specific costs and details will be provided on a timely basis. If at the end of Compensation Continuance, the Company provides retiree medical, dental and life insurance for its retirees, you shall be eligible for such insurance at the Company and retiree contribution rate for a retiree with 23 years of service at retirement.

       You are vested in the Retirement Plan for Employees of RJR Nabisco, Inc., (the "Retirement Plan"). At your retirement you will have an irrevocable choice of receiving your benefit as a lump sum or an immediate annuity, or electing a deferred annuity which can commence no earlier than age 65. Appropriate election forms will be provided to you on or about your Separation Date.

       During Compensation Continuance unless you have retired, you may continue to make contributions to the RJR Nabisco Capital Investment Plan, and you retain all other rights under the plan, including the right to transfer investments between funds, change your contribution amount, and to request withdrawals. If you are not permitted to make contributions during Compensation Continuance, the Company match will, nevertheless, be made to the Additional Benefits Plan. No loan applications will be approved during Compensation Continuance. Following Compensation Continuance, your account balance will be distributed to you in accordance with the terms of the Plan. You are fully vested in your account.

       Until the end of the first calendar year during Compensation Continuance, you may utilize the Company's New York City health club arrangements if you are a member of the Club on your SBC Date. Provision of this benefit is taxable to you.

       c) In addition to your benefit payable under the Retirement Plan, you shall be paid a benefit at retirement under the Supplemental Executive Retirement Plan ("SERP") which shall be the maximum benefit payable under the SERP, and shall be without reduction for early commencement. The SERP payment is in excess of the Retirement Plan benefit and includes any amounts payable from the nonqualified defined benefit plans of the Company, the Supplemental Benefits Plan and the Additional Benefits Plan. The Protection Program Completion Bonus and the

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

       Protection Program AIAP award of 6 months additional AIAP for 1995 shall not be included in the SERP benefit calculation. Funding for the estimated SERP benefit accrued through December 31, 1994, and not reflecting a reduction for early retirement, has already been secured through the purchase of annuity contracts from John Hancock Mutual Life Insurance Company, American International Life Assurance Company, and Metropolitan Life Insurance Company. The estimated total after-tax annuity account, including prior funding, as of your SBC Date is $4,100,000. Nothing herein shall affect the validity of SERP funding acknowledgment waivers previously executed by you, and they are specifically incorporated by reference into this Agreement. Additionally, you agree that a pre-condition to any funding of your SERP benefit is the execution by you of any additional acknowledgment waivers requested by the Company. The provisions of the SERP shall govern the payment of your SERP benefit in the event of your death; provided, however, if you should die prior to March 3, 1995, your spouse shall receive the same lump sum you would have received if you retired on your date of death and elected a lump sum.

6. a) Except as indicated below, you will continue to receive the benefits of the Flexible Perquisite Program during Compensation Continuance. Your perquisite allowances during Compensation Continuance for calendar years 1995, 1996, 1997 and 1998 shall be as follows:

                   1995  -  $39,583 less any amount in excess of $7,917  paid for the period January 1, 1995
                                    to March 3, 1995.
                   1996  -  $47,500
                   1997  -  $47,500
                   1998  -  $7,917

       b) No new car or lease will be provided during Compensation Continuance; provided, however, the car currently leased for you by the Company shall have its title transferred to you at the end of Compensation Continuance term on a tax grossed-up basis.

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


       c) In consideration of the fact that, at the request of the Company, you remained actively employed after the date you could have otherwise retired, the Company shall reimburse, or otherwise hold you harmless, on a tax grossed-up basis for lease payments on your New York City residence and shall relocate your household goods from that residence to your retirement residence.

7. a) You will be paid a prorated award under the Annual Incentive Award Plan for your 2 months of active employment during the 1995 Plan year, scored at the higher of target or actual financial performance of the Company. This award will be paid to you at the same time as other Plan participants; cannot be deferred; and is the last AIAP award to be made to you. Payment of any such award will be subject to appropriate taxes and a CIP contribution, if applicable. As a participant in AIAP, you will be paid your target AIAP over the period of Compensation Continuance, as set forth in paragraph 1 above. This was determined by dividing your target AIAP amount by the number of pay periods in a year and including such amount with each Compensation Continuance payment. Thus, there will be no lump sum AIAP award payment for the period of Compensation Continuance.

       b) In addition, you shall be paid a Protection Program special award equal to one half (6 months) your regular AIAP award for 1995, scored at the higher of target or actual financial performance of the Company. At target, this award is estimated to be $166,500 and shall be paid when other 1995 AIAP awards are paid, which is scheduled to be in early 1996. This award is subject to deductions for income tax withholding and FICA, but is not includable for any benefit calculations.

8. Prior to your SBC Date, you are expected to submit Expense Reports for all outstanding travel, entertainment and other business expenses cash advances. If any expense report(s) reflect any amounts owing to the Company, they will be deducted from Compensation Continuance payments, as necessary. In order to preserve the Company's access to you, you may retain Company equipment, such as the fax machine and cellular phone until the end of Compensation Continuance, at which time such equipment will be transferred to you at book value and a Form 1099 shall be issued to you for such transfer.

9. a) Under the MEPP Non-Qualified Stock Option Agreement, your Non-Qualified Stock Options are 100% vested and may be exercised anytime up to May 1, 1999. The exercise of your stock options is governed by the terms of your Non-Qualified Stock Option Agreement with Holdings. No further MEPP stock option awards will be made to you.

       b) Under the 1990 Long-Term Incentive Plan ("LTIP") Non-Qualified Stock Option Agreements, your nonqualified stock options are 100% vested as of March 3, 1995 and may be exercised anytime up to the exercise expiration date as indicated in each individual stock option agreement. The exercise of your stock options is governed by the terms of your Non-Qualified Stock Option agreement with Holdings. No new LTIP Awards of any kind will be made to you.

       c) Your current Performance Shares and Performance Units granted under the LTIP shall be scored at actual performance and prorated for your service to March 3, 1995. Your Performance Unit payment shall be 14/36 of the award, scored at actual performance, and paid on or after December 31, 1996 (14/36 of this award is estimated to be $661,111, subject to actual performance). Your Performance Share award payment shall be 26/36 of the award, subject to adjustment for actual performance and share price, and shall be paid on or after January 1, 1996 (26/36 of this award is estimated to be $227,500, subject to actual performance and share price). Determination of the actual payment amount shall be in accordance with your respective Performance Share Plan Agreement and Performance Unit Plan Agreement. No 1995 or other new Performance Share Awards or Performance Unit Awards shall be made to you.

       d) Under the Executive Equity Program as modified by the Protection Program, all Common Stock pledged for payment of the Promissory Note executed by you shall be sold on March 3, 1995. After application of the proceeds of the foregoing sale, any outstanding balance, shall be paid in cash by the Company to the Promissory Note holder to fully extinguish the loan balance and completely satisfy the Promissory Note, together with any gross-up to you for federal, state and local income tax incurred by you as a result of the transaction.

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



10. Until March 3, 1996, you are entitled to use the outplacement counseling service designated by the Company for which the Company will pay not more than the normal and reasonable fee, which is not to exceed 18% of the amount of your annual base salary. You are not obligated to use this service, but the Company urges you to consider this service as one of the avenues to finding new employment. In addition, you may, in the sole discretion of the Company, apply the foregoing allowance to organization membership fees which aid in job networking.

11. a) The Company shall hold you harmless from any golden parachute tax imposed by any federal, state or local taxing authority as a result of any of the payments made pursuant to this Agreement. Payment of such golden parachute tax plus any additional taxes imposed as a result of the payment by the Company of such golden parachute tax, shall be made at the time you are required to pay such golden parachute tax. You agree to cooperate fully with the Company in any protester appeal by the Company in the event of the imposition of golden parachute tax.

       b) You shall be covered by the same liability and indemnification programs afforded to other officers and directors for acts that occurred while you were an officer or director of the Company and/or its affiliates.

12. If all the requirements of the Tuition Refund Plan are fulfilled, you will continue to be eligible for tuition aid reimbursement during Salary Continuation or for courses completed during Salary Continuation.

13. You may continue to participate or newly enroll in the Medsave Retiree Savings Plan and Scholastic Savings Plan during Salary Continuation. Upon your Separation Date, no further contributions will be permitted; however, your account(s) including any Company match will be maintained with continued interest growth. Distribution of your accounts(s) will be processed in accordance with program rules for active employees.

       In addition, you may apply for any of the education loans available in the RJR Nabisco Scholastic Loan Program during Salary Continuation. You will continue to be eligible for the interest credit reimbursement feature of the RJRN Plus loan for the life of the loans.

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


14. You shall maintain the terms and conditions of this Agreement in confidence. In addition, you will not disclose to any other employer or person any trade secrets or other proprietary or confidential information pertaining to the Company. In accordance with normal ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which defame or denigrate the goodwill or reputation of the Company, its properties, products, directors, officers, executives and employees or which constitute willful conduct under circumstances where it is reasonable for you to anticipate or to expect that the natural consequences of such conduct by you will be to affect adversely the morale of other employees.

15. a) You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. b) You will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company or if you become aware of any potential claim or proposed litigation against the Company. c) You will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process. d) If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony. e) The Company will be responsible for the costs of such designated counsel and you will bear no cost for same. f) You will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process. g) You will cooperate with the Company's attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

       Nothing in sentences c-g of the above paragraph is intended to apply to governmental or judicial investigations; provided, however, the Company will reimburse you for legal expenses if you are compelled to appear in a governmental or judicial investigation.

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


16. Except as otherwise stated herein, no benefits (other than those provided by a tax-qualified plan or trust) or promise hereunder shall be secured by any specific assets of the Company. The payments under this Agreement shall not be assigned by you or anticipated in any way and any such attempted assignment will be void.

17. You agree not to apply for unemployment insurance attributable to your period of compensation continuance.

18. IN CONSIDERATION OF THE COMPENSATION AND BENEFITS SET FORTH IN THIS AGREEMENT AND EXCEPT FOR THE COMPANY'S OBLIGATIONS TO HOLD YOU HARMLESS AND INDEMNIFY YOU UNDER PARAGRAPH 11 HEREIN, YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE TIME YOU SIGN THIS AGREEMENT. YOU FURTHER AGREE THAT YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE NEW YORK STATE AND CITY HUMAN RIGHTS LAWS OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

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

19. By signing this Agreement, you represent that you have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning your employment or the termination thereof. You further acknowledge that you were given sufficient notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and that the termination of your employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, you agree and acknowledge that the payments and benefits set forth in this Agreement shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement, including the release set forth in paragraph 18.

20. The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the release in paragraph 18, with an attorney of your choice should you so desire. You also understand and agree that the Company is under no obligation to offer you the additional compensation and benefits of the Protection Program and that you are under no obligation to consent to the release set forth in paragraph 18 and that you have entered into this Agreement freely, knowingly and voluntarily.

21. You will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the Company's request in discharging any of your obligations under this agreement. If the Company reasonably determines that you have materially violated any of your obligations under this Agreement, then the Company may, at its option, terminate the Compensation Continuance and any other benefits hereunder. The Company may demand the return of all Salary Continuation payments already made and you hereby agree to return such payments upon such demand. If after such demand you fail to return said payments, the Company has the right to commence judicial proceedings against you to recover said payments and any and all of its attorney's fees and costs.
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


22. This Agreement may not be amended except in writing signed by you and the Company and no amendments or modifications are contemplated at this time. This Agreement shall not be construed to provide any rights to anyone other than you and the Company.

23.    If you have any questions about this Agreement, contact Gerald I.
       Angowitz.

24. You have at least twenty-one (21) days to consider the terms of this Agreement, although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven
       (7) days, it becomes final.

Please indicate your acceptance of the terms of this Agreement by signing this letter and the attached duplicate and returning one signed original to me.

                                           Sincerely,

                                            RJR NABISCO, INC.
                                            RJR NABISCO HOLDINGS CORP.



                                            --------------------------
                                            Charles M. Harper,
                                            Chairman and Chief Executive Officer


Understood and Agreed:



- ----------------------
Eugene R. Croisant

Date:_________________



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